Exhibit 10.2

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

Form of Restricted Stock Unit Award Notice (the “Notice”)

You have been awarded restricted stock units (“RSUs”) that will be paid in shares of common stock of Fortune Brands Home & Security, Inc. (the “Company”) when they vest, pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (together with this Notice, the “Agreement”). In exchange for accepting the RSUs, you will be required to agree to the restrictive covenant language contained in the agreement. Copies of the Plan and the Restricted Stock Unit Award Agreement are available on the UBS website (www.ubs.com/onesource/fbhs). Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Award:	You have been awarded RSUs, which will be paid in shares of Company common stock (par value $0.01), when the Award vests, subject to adjustment as provided under Section 11 of the Award Agreement.

Award Date:	February xx, 20xx

Vesting Schedule:	Except as otherwise provided in and subject to the Plan, the Agreement or any other agreement between the Company and the Holder, the RSUs will vest annually in the following increments on the following dates:

	One-third of the RSUs One-third of the RSUs One-third of the RSUs	February 28, 20xx February 28, 20xx February 28, 20xx

Performance Condition for 162(m) Officers	If you are an executive subject to Section 162(m) of the Internal Revenue Code at any time while the Award is outstanding, your RSUs will not vest unless the Company attains the performance goal of earnings per share of Company common stock (diluted, and before gains or charges) of $xx for the period January 1, 20xx through December 31, 20xx. If the performance goal is attained, the RSUs will vest on the later of the date(s) set forth in this Award Notice and the date that the Compensation Committee of the Company’s Board of Directors certifies attainment of the performance goal.

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

Form of [Date] Restricted Stock Unit Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), grants to the undersigned “Holder” an award of restricted stock units (“RSUs”) subject to the terms and conditions of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “Plan”), the Award Notice (“Award Notice”), and this Agreement (collectively, the “Award”). Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1. Number of RSUs. The date of the grant (the “Award Date”) and the number of RSUs granted to Holder under the Award are provided in the Award Notice and in the Plan’s online administrative system. Except as described below, this Award will become null and void unless Holder accepts this Agreement in a timely manner through the grant acceptance process prescribed by the Company.

2. Restriction Period and Vesting

(a) Subject to the terms and conditions of this Agreement and the Plan, the RSUs subject to the Award will vest in accordance with the vesting schedule described in the Award Notice (the “Restriction Period”), provided that the Holder remains employed with the Company through each applicable vesting date. Notwithstanding the foregoing, if, because the New York Stock Exchange (or such successor exchange on which shares of Company Common Stock are traded) is not open for trading on such date, the vesting date will be the next date on which the New York Stock Exchange (or such successor exchange) is open for trading.

(b) In the event of Holder’s death during the Restriction Period, the RSUs will fully vest on the date of such death and will become immediately eligible for distribution.

(c) Notwithstanding the provisions of Section 5 below, in the event of Holder’s Retirement (as defined below) during the Restriction Period and after the one-year anniversary of the Award Date, any unvested RSUs will fully vest as of date of Holder’s Retirement and all RSUs granted under this Award will become immediately eligible for distribution. For purposes of this Award, “Retirement” means Holder’s termination of employment (other than for Cause as described in subsection (e) below) on or after attaining age 55 and completing five (5) years of service with the Company or its predecessors or affiliates. In the event of a Change in Control (as defined in Section 5 below), Holder will receive the treatment described in this Section 2(c) if Holder terminates employment after qualifying for Retirement, even if Holder does not have Good Reason (as defined below).

(d) In the event of Holder’s Disability (as defined below) during the Restriction Period and after the one (1) year anniversary of the Award Date, Holder will be treated as continuing employment with the Company during the Disability for purposes of determining the vesting of the Award, and RSUs will continue to vest and will be eligible for distribution in accordance with the vesting schedule described in Section 2(a) above. For purposes of this Award, Holder will have a “Disability” if Holder is receiving benefits under the long-term disability plan maintained by Holder’s employer; provided that, if this Award is subject to the restrictions of Section 409A of the Code with respect to Holder, then such Disability must also satisfy the requirements of Section 22(e)(3) of the Code.

(e) If the Holder’s employer terminates Holder’s employment during the Restriction Period for Cause (as defined below), then the unvested RSUs outstanding under the Award will be cancelled upon such termination of employment. For purposes of this Award, “Cause” has the same meaning as specified in any employment or other written agreement between Holder and Holder’s employer regarding benefits upon termination of employment (“Termination Agreement”), provided that if Holder is not a party to a Termination Agreement that contains such definition, then Cause will have the same meaning provided for such term under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate.

(f) Except as provided in Section 5 below, if Holder’s employment with the Company terminates during the Restriction Period for any reason other than death, Disability or Retirement, the Award, to the extent not vested on the effective date of such termination of employment, will not vest and will be cancelled as of Holder’s termination date.

(g) Except as provided under Sections 2(b) and 2(c), if Holder is a “covered employee” for purposes of Section 162(m) (or any successor provision) of the Code at any time during the Restriction Period, any unvested RSUs will not vest unless and until the date on which the Committee certifies the attainment of the performance goals set forth in the Award Notice.

(h) For the purposes of this Agreement, (i) a transfer of Holder’s employment from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, will not be deemed a termination of employment; and (ii) if Holder is granted in writing a leave of absence, Holder will be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence (but not beyond Holder’s separation from service within the meaning of Section 409A of the Code if this Award is deemed to be subject to said Section).

(i) If Holder is eligible to participate in the Fortune Brands Home & Security, Inc. Deferred Compensation Plan (“NQDC Plan”) and makes a timely election to defer receipt of a portion of the RSUs granted under this Award, any such deferred RSUs will also be subject to the terms and conditions of the NQDC Plan and deferral election, which shall govern the timing of the distribution of the award, the payment of any related tax obligations and the treatment of the deferred RSUs following a Change in Control (as defined in the NQDC Plan).

3. Delivery of Common Stock. During the Restriction Period, the RSUs will represent only an unfunded and unsecured obligation of the Company. Subject to Section 20 of this Agreement, within thirty (30) days following each applicable vesting date described in the Award Notice or any other applicable distribution date specified under this Agreement, unless Holder has elected to defer receipt of a portion of the RSUs under the NQDC Plan, the Company will deliver or cause to be delivered one share of Common Stock for each RSU that vests or becomes eligible for distribution on such date to Holder (or, in the event of Holder’s death or termination due to Disability, Holder’s appointed and qualified executor or other personal representative). No fractional shares will be delivered. Any RSUs deferred under the NQDC Plan that become vested, will continue to represent only an unfunded and unsecured obligation of the Company and will be distributed in accordance with the terms of the NQDC Plan and the applicable deferral election.

4. Dividend Equivalents. Holder will be entitled to receive dividend equivalents with respect to the Award, to the extent that the Company pays dividends on Company Common Stock during the Restriction Period. Such dividend equivalents will be equal to the cash dividends (if any) that would have been paid to Holder for the shares of Common Stock subject to the Award had such shares been issued and outstanding on the dividend record date occurring during the Restriction Period. Dividend equivalents (if any) will be subject to the same vesting conditions as the RSUs and will be paid to Holder in cash at the same time as the shares of Common Stock subject to the Award are delivered in accordance with Section 3. In the event that the Holder has elected to defer receipt of a portion of the RSUs, dividend equivalents will be credited at the time of vesting to the Holder’s deferral account in accordance with the terms of the NQDC Plan.

5. Termination without Cause or for Good Reason Following Change in Control. In the event of a Change in Control (as defined in the Plan), the Award will become subject to Section 5.8 of the Plan. In the event that unvested RSUs remain outstanding following a Change in Control, and Holder’s employment is terminated on or after such Change in Control but prior to the end of the Restriction Period either: (i) by the Company other than for Cause, or (ii) by Holder for Good Reason (as defined below), the RSUs will become fully vested and eligible for distribution as of the date of Holder’s termination of employment, subject to Section 5.8 of the Plan. For purposes of this Award, “Good Reason” will have the same meaning as such term has under any Termination Agreement, provided that if Holder is not a party to any Termination Agreement that contains such definition, then Good Reason includes any of the reasons allowing Holder to terminate employment and remain eligible for severance benefits under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate.

6. No Stockholder Rights. Holder will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the shares of Common Stock subject to the Award unless and until such shares of Common Stock have been recorded on the Company’s official stockholder records as having been issued or transferred to Holder.

7. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the RSUs or the delivery or issuance of shares, the shares of Common Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to obtain and maintain any such listing, registration, qualification, consent, approval or other action.

8. Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding RSUs may be cancelled, and the Company may require Holder to return shares of Company Common Stock (or the value of such stock when originally paid to Holder), dividend equivalents (if any) issued under this Agreement and any other amount required by applicable law to be returned, in the event that such repayment is required in order to comply with any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

9. Nontransferability. The Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise by Holder other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

10. Tax Withholding. As a condition to the delivery of shares of Common Stock upon vesting of any portion of the Award, Holder must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Holder fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Holder, including regular salary or bonus payments. Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value (as defined below), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. For purposes of this Award, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of Common Stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Holder. No share of Common Stock will be issued or delivered until the Required Tax Payments have been satisfied in full. In accordance with terms of the NQDC Plan, any tax obligations that arise upon vesting under this Agreement with respect to deferred RSUs credited to the NQDC shall not be deducted from the deferred RSUs and instead shall be deducted from any amount payable by the Company to the Holder, including the portion of this Award that has not been deferred into the NQDC Plan, subject in all instances to compliance with Section 409A of the Code.

11. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the RSUs will be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code, to the extent applicable. The decision of the Committee regarding any such adjustment is final and binding.

12. No Rights to Continued Employment. In no event will the granting of the Award or its acceptance by Holder, or any provision of this Agreement or the Plan, give or be deemed to give Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time for any reason.

13. Restrictive Covenants. In exchange for accepting the Award and in consideration of the Confidential Information (defined below) the Company provides to Holder, benefits Holder is not otherwise entitled to, Holder agrees to the following restrictive covenants:

(a) Confidential Information. Holder acknowledges that he/she has access to highly confidential information of the Company and any Subsidiary that Holder provides services to or is provided confidential information about, including but not limited to, information concerning: finances, supply and service, marketing, customers (including lists), operations, business and financial plans and strategies, and product costs, sourcing and pricing (“Confidential Information”). The Holder agrees that during his/her employment and for three years following the end of Holder’s employment (for whatever reason), Holder will protect the Confidential Information and only use it for business-related reasons; however, trade secrets will always remain protected for as long as the information qualifies as a trade secret under applicable law. Nothing in this Agreement is intended to prohibit any activity by Holder which is protected by law. The obligations of this Agreement (including, but not limited to the confidentiality obligations) do not prohibit Holder from reporting any event that Holder reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), cooperating in an investigation conducted by such a government agency, or disclosing to such a government agency any Confidential Information that is lawfully acquired by Holder and that Holder reasonably and in good faith believes is relevant to the matter at issue.

(b) Non-Competition. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of Holder’s employment (for whatever reason), engage in a Prohibited Capacity within the Restricted Area on behalf of a business that manufactures, distributes, offers, sells or provides any Competing Products. “Competing Products” means any products and/or services that are similar in function or purpose to those offered by the Company and its Subsidiaries and as to which Holder had Involvement. “Involvement” means to have responsibilities, provide supervision, engage in dealings or receive Confidential Information about during the last two (2) years immediately preceding the end of Holder’s employment (the “Look Back Period”). “Prohibited Capacity” means to engage in the same or similar capacity or function that Holder worked for the Company and/or its Subsidiaries at any time during the Look Back Period or in a capacity that would otherwise result in the use or disclosure of Confidential Information. “Restricted Area” means those geographic areas in which the Company and its Subsidiaries do business and as to which business Holder had Involvement.

(c) Non-Solicitation of Customers. Holder agrees that he/she will not, directly or indirectly, during his/her employment and for a period of 12 months after the end of his/her employment (for whatever reason), solicit, induce or attempt to induce (or assist others to solicit) any customers or prospective customers of the Company and its Subsidiaries to cease doing business with the Company and its Subsidiaries or to buy a Competing Product. The prohibition in this Section 13(c) only applies to customers and prospective customers with which Holder had Involvement.

(d) Non-Solicitations of Employees. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of his/her employment (for whatever reason), solicit (or assist another in soliciting), induce, employ or seek to employ any individual employed by Company and/or its Subsidiaries. Where an additional restriction is required to enforce the foregoing, Holder’s non-solicitation obligation is limited to employees with whom Holder had Involvement.

(e) Reasonableness of Restrictions. Holder acknowledges that the temporal, activity and geographic limitations of Sections 13(a), (b), (c) and (d) above are reasonable in scope and narrowly constructed so as to protect only the Company and its Subsidiaries’ legitimate protectable interests, and will not prohibit Holder from obtaining meaningful employment following the end of Holder’s employment.

(f) Tolling of Restrictive Period. The periods described in Sections 13(a), (b), (c) and (d) above shall not run during any period of time in which the Holder is in violation of this paragraph, and shall toll during any such period of violation. If Holder resides in and is subject to the laws of Wisconsin, then this paragraph shall not apply.

(g) General. (i) Before accepting new employment, Holder will advise any such future employer of the restrictions in this Agreement. Holder agrees that the Company and its Subsidiaries may advise any such future employer or prospective employer of this Agreement and their position on the potential application of this Agreement without such giving rise to any legal claim. (ii) The obligations in this Agreement shall survive the termination of Holder’s employment and shall, likewise, continue to apply and be valid notwithstanding any change in Holder’s employment terms (such as, without limitation, a change in duties, responsibilities, compensation, position or title). (iii) The Subsidiaries are third party beneficiaries of the Agreement and may enforce the Agreement without the need for further consent or agreement by the

Holder. (iv) If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. (v) This Agreement shall not be construed to supersede or replace any prior agreements containing confidentiality, nondisclosure, non-competition and non-solicitation provisions. Rather, the restrictions in this Agreement shall be read together with such prior agreements to afford the Company and its Subsidiaries the broadest protections allowed by law. (vi) If a court finds any of the Agreement’s restrictions unenforceable as written, the parties agree the court is authorized and expected under the terms of this Agreement to revise the restriction (for the jurisdiction covered by that court only) so as to make it enforceable, or if such revision is not permitted then to enforce the otherwise unreasonable or unenforceable restriction to such lesser extent as would be deemed reasonable and lawful within that jurisdiction.

14. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final and binding.

15. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Holder, may acquire any rights in accordance with this Agreement or the Plan.

16. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee of the Board of Directors, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

17. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

18. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

19. Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will apply. Holder hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award, the Plan, and if applicable to the Holder, stock ownership guidelines established by the Company.

20. Section 409A. Any payment to the Holder pursuant to this Agreement is intended to be exempt from Section 409A of the Code to the maximum extent possible as a short-term deferral pursuant to Treasury Regulation §1.409A-1(b)(4). However, if this Agreement and the Award are not so exempt, this Agreement and the Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Holder to taxes or penalties under Section 409A of the Code (“409A Penalties”), Holder and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Holder’s “termination of employment,” such term will be deemed to refer to Holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Holder is a “specified employee,” as defined in Section 409A of the Code, as of the date of Holder’s separation from service, then to the extent any amount payable to Holder (a) is payable upon Holder’s separation from service, and (b) under the terms of this Agreement would be payable prior to the six-month anniversary of Holder’s separation from service, to the extent that payment under this Agreement is otherwise subject to the provisions of Section 409A of the Code, such payment will be delayed until the earlier to occur of: (x) the six-month anniversary of Holder’s separation from service and (y) the date of Holder’s death. If any applicable payment period begins in one calendar year and ends in the following calendar year, Holder shall not have the right to designate the year of the payment.

21. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.